U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3
                                 ---------------
                                       TO
                                       --

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Dakota Imaging, Inc.
                               -------------------
             (Exact name of registrant as specified in its charter)

North Dakota                     8000                                 45-0420093
------------                     ----                                 ----------
(State or other         (Primary Standard Industrial            (I.R.S. Employer
jurisdiction of          Classification Code Number)         Identification No.)
incorporation or
organization)

3727 Kingston Drive, Bismarck, North Dakota                                58503
-------------------------------------------                                -----
(Address of registrant's principal executive offices)                 (Zip Code)

                                 (701) 222-3330
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,723,000              $.25               $430,750.00            $113.72
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Preliminary Prospectus
                              Dakota Imaging, Inc.,
                           a North Dakota corporation

                        1,723,000 Shares of Common Stock

This prospectus relates to 1,723,000 shares of common stock of Dakota Imaging, Inc., a North Dakota corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There currently is no market for our common stock, and we have not applied for listing or quotation on any public market.

See "Risk Factors" on pages 5 to 8 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   The date of this prospectus is July 19, 2001
                                                  -------------
                             Subject to completion.

                                TABLE OF CONTENTS

    Prospectus Summary ........................................................4
    Risk Factors...............................................................5
    Use of Proceeds............................................................9
    Determination of Offering Price............................................9
    Dilution...................................................................9
    Selling Security Holders...................................................9
    Plan of Distribution......................................................10
    Legal Proceedings.........................................................11
    Directors, Executive Officers, Promoters and Control Persons..............11
    Security Ownership of Certain Beneficial Owners and Management............12
    Description of Securities.................................................13
    Interest of Named Experts and Counsel.....................................13
    Disclosure of Commission Position on Indemnification for
    Securities Act Liabilities................................................13
    Organization Within Last Five Years.......................................14
    Description of Business...................................................14
    Management's Discussion and Analysis of Financial
    Condition and Results of Operations.......................................17
    Description of Property...................................................20
    Certain Relationships and Related Transactions............................23
    Market for Common Equity and Related Stockholder Matters..................23
    Executive Compensation....................................................24
    Financial Statements......................................................26
    Changes in and Disagreements with Accountants on
    Accounting and Financial Disclosure.......................................26
    Legal Matters.............................................................26
    Experts...................................................................26
    Additional Information....................................................26
    Indemnification of Directors and Officers.................................27
    Other Expenses of Issuance and Distribution...............................27
    Recent Sales of Unregistered Securities...................................27
    Exhibits..................................................................28
    Undertakings..............................................................29
    Signatures    ............................................................30
    Power of Attorney.........................................................31

Prospectus Summary

Our Business:                        Our principal business address is 3727
                                     Kingston Drive, Bismarck, North Dakota
                                     58503.Our telephone number is 701.222.3330.

                                     We are a provider of ultrasound imaging
                                     services to physicians and hospitals in
                                     western and central North Dakota. Since our inception in 1991, we have become a leading provider of ultrasound services in our region. We believe that our success is the result of the high level of personal service that we provide to our customers as well as our use of the latest ultrasound technology. We currently use the HDI 5000 ultrasound system, which is manufactured by Advanced Technology Laboratories, a subsidiary of Philips Medical Systems. We are currently seeking to expand our operations and the geographic area of the markets that we serve.

State of organization:               We were incorporated in North Dakota on
                                     January 31, 1991.

Number of Shares Being Offered:      The selling security holders want to sell
                                     1,723,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

Number of Shares Outstanding:        11,723,000 shares of our common stock are
                                     issued and outstanding.  We have no
                                     other securities issued.

Estimated use of proceeds:           We will not receive any of the proceeds
                                     from the sale of those shares being
                                     offered.

                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.

Risks related to the Business of Dakota Imaging, Inc.
-----------------------------------------------------

Physicians and other healthcare providers in other geographic areas may not use our services, which will significantly undermine our ability to expand our operations.

During the next twelve months, we intend to expand our operations into South Dakota, Minnesota, Montana and other areas of North Dakota. We intend to expand into those areas by locating potential customers and attempting to schedule meetings with potential customers to demonstrate our capabilities and the type of services they would receive. Our ability to expand into those areas will depend on our ability to retain qualified personnel and obtain additional ultrasound equipment.

We do not know if physicians or other healthcare providers will use our services in other geographic areas. Acceptance of our products by physicians in those areas, including physicians who do not currently utilize ultrasound technology, is essential to our success. Physicians and other healthcare providers will not use our services unless they determine that it is preferable to existing or alternate means of medical examination or ultrasound technologies and that the benefits to the patient and physician outweigh the costs of using our services. We believe that this determination will depend on our products' image quality, cost effectiveness and reliability. We cannot guaranty that we will be able to attract additional physicians or healthcare providers to our services.

We are substantially dependent on Advanced Technology Laboratories for our ultrasound equipment. We do not currently have any other source for this equipment.

We lease our ultrasound equipment from Advanced Technologies Laboratories, the ultrasound equipment manufacturer. We believe that Advanced Technologies Laboratories ultrasound equipment best suits our needs because it is easily transported, very reliable and is able to perform all of the services that we offer. Advanced Technologies Laboratories is not the only manufacturer of ultrasound equipment. However, we believe that the ultrasound equipment manufactured by Advanced Technologies Laboratories is most suitable to our needs. In the event that we cannot purchase ultrasound equipment from Advanced Technologies Laboratories, we will need to develop a relationship with another manufacturer of ultrasound equipment. We cannot guaranty that the ultrasound equipment manufactured by a different manufacturer will suit our needs.

Ultrasound products are subject to significant government regulation. Therefore, any change to such regulation may affect our ability to use our ultrasound equipment or provide our ultrasound services.

Our products are subject to extensive regulation by numerous governmental authorities, principally the Food and Drug Administration and corresponding state and foreign agencies. Although the HDI 5000 Ultrasound system has been approved the Food and Drug Administration, we cannot guaranty that such approval will not be changed or revoked.

Moreover, federal, state and foreign regulations are constantly undergoing change. The increasing attention given to the national health care legislation has caused U.S. ultrasound customers to become more cautious in making expenditures and investing in capital equipment. In addition, the U.S. health care system has undergone significant consolidations and restructuring in recent years. We cannot predict what effect, if any, such change may have on our business, results of operation and financial condition.

The market for ultrasound imaging services is highly competitive and we may not have adequate resources to market the services that we sell in order to compete successfully.

The existing market for ultrasound imaging services is well established and intensely competitive. Our main competitor is DMS Imaging, which is located Fargo, North Dakota. In addition, we are seeking to expand our operations into new geographic areas. In response, we expect competition to increase as potential and existing competitors begin to enter these geographic areas. Our primary competitors have the following:

o        better name recognition;
o        significantly greater financial resources; and
o        existing relationships with some of our potential customers.

Our competitors may be able to use their existing relationships to discourage customers from purchasing our services. In addition, our competitors may be able to devote greater resources to the development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer needs.

Our ultrasound equipment may become obsolete, which would adversely affect our business operations and expansion into other geographic areas.

Our competitors may develop and market ultrasound products that render our products obsolete or non-competitive. In addition, although diagnostic ultrasound imaging products may have price or performance advantages over competing medical imaging equipment, such as computed tomography and magnetic resonance imaging, any price or performance advantages may not continue. For example, our products could become obsolete or unmarketable if other products utilizing new technologies are introduced or new industry standards emerge. As a result, the life cycles of our products are difficult to estimate. To be successful, we will need to continually enhance the products and services we offer and to purchase and market new products that successfully respond to any competitive developments.

We do not maintain any insurance. Therefore, our business will be adversely affected in the event of a natural disaster, litigation or claims resulting from our services.

We may, but are not required to, obtain comprehensive liability and other business insurance of the types customarily carried by similar businesses. There are certain types of extraordinary occurrences, however, which may be either uninsurable or not economically insurable. For example, in the event of a natural catastrophe, our imaging systems could be rendered inoperable for protracted periods of time, which would adversely affect our result of operations and financial condition. In the event of a major civil disturbance, our operations could be adversely affected. Should such an uninsured loss occur, we could lose significant revenues and financial opportunities in amounts which would not be partially or fully compensated by insurance proceeds.

In addition, the sale and support of our products entails the risk of product liability claims, including a perceived misdiagnosis resulting from the failure of one of our products. The medical instrument industry in general has been subject to significant medical malpractice litigation and as such, we may incur significant liability in the event of such litigation.

We are dependant on the efforts and abilities of Lawrence and JoEll Nieters to remain competitive in our industry and expand our operations.

Our competitiveness and expansion will depend on the continued services of Lawrence Nieters, our president, treasurer, and one of our directors. We also will depend on the continued services of JoEll Nieters, our vice president, secretary and one of our directors for our continued competitiveness and expansion. Neither Lawrence Nieters nor JoEll Nieters has entered into an employment agreement with us. In the event that either Lawrence Nieters or JoEll

Nieters leaves us, we may not be able to hire qualified replacement personnel, which will significantly affect our ability to provide services to our current customers and compete with other providers of ultrasound imaging services. Furthermore, we may not be able to maintain our relationships with current customers as well as develop relationships with new customers, both of which will affect our ability to grow and expand our operations. We cannot guaranty that Lawrence Nieters and JoEll Nieters will continue as our officers and directors.

We anticipate that we may need to raise additional capital to expand our operations in other geographic areas. Our failure to raise additional capital will significantly limit our expansion and business development.

To expand our operations in other geographic areas, we may be required to raise additional funds. We may need enough additional funds to obtain additional equipment or hire additional personnel. We do not anticipate that we will need to obtain those additional funds unless and until we have secured new customers. We cannot guaranty that we will be able to obtain additional financing at commercially reasonable rates. Our failure to obtain additional funds would significantly limit or eliminate our ability to expand our operations. This would have a material adverse effect on our ability to continue our business operations and compete with other providers.

We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or expansion.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

Risks related to Owning Our Common Stock
----------------------------------------

Our officers, directors and principal security holders own approximately 81.20% of our outstanding shares of common stock, allowing these shareholders to determine matters requiring approval of our shareholders.

Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 81.20% of our outstanding shares of common stock. Lawrence Nieters and JoEll Nieters collectively own 80.18% of the outstanding shares of our common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders will determine matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval. In addition, certain provisions of North Dakota law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Our future financial results are uncertain and our operating results may fluctuate. Therefore, investors may lose all or part of their investment if our expanded operations are not profitable.

Our results of operations may vary from period to period because of a variety of factors, including but not limited to our introduction of new products and services, cost increases from third-party service providers, production interruptions, the availability and cost of industry service providers, changes in marketing and sales expenditures, acceptance of our products, competitive pricing pressures, the interest in and use of our products and services and general economic and industry conditions that affect customer demand and preferences.

As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing, promotional and development expenses, unforeseen negative publicity, competition, product liability or other legal challenges, and our lack of operating experience. Many of the risks may be unforeseeable or beyond our control. We cannot guaranty that we will successfully implement our business plan in a timely or effective manner, or generate sufficient interest in our products and services, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue our operations.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the medical services sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the offering price of the shares will be arbitrarily determined by the selling security holders. Therefore, investors may lose all or part of their investment if the price of their shares is too high.

Our common stock is not publicly traded and we do not participate in the OTC Bulletin Board, an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the offering price of shares of our common stock may be arbitrarily determined by the selling security holders. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be "unsuitable" for a person who cannot afford to lose his entire investment.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have a limited operating history and have only recently generated any significant revenues, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion.

Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth the number of shares which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us. None of the selling security holders had or have any material relationship with us.

===============================================================================================================================
        Name of Selling         Amount of Shares of Common Stock  Amount of Shares of Common  Amount of Shares of Common Stock

        Security Holder         Owned by Selling Security Holder  Stock to be Offered by the  Owned by Selling Security Holder

                                       Before the Offering         Selling Security Holder     After the Offering is Complete
-------------------------------------------------------------------------------------------------------------------------------
Marlenee, Debra K.                           4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Achtenberg, Jeff                             8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Link, Donna                                  12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Clivest, Michael F.                          4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Flemmer, Daniel L.
and Alberta E.                               4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Schuette, Randy                              4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Krance, Roger L.                             4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Ova, Bryan                                   4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Kraft, Edward F.                             12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Bakken, Mylo W.                              8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Knudson, David G. and Gloria V.              4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Kunz, Cory M.                                12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Neva, Dale J.                                4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Vogel, Jim J.                                8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Schlosser, Terry                             4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Howry, Heather S.                            4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Howry, Chance B.                             4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Vogel, Wade                                  4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Howry, Steven J.                             8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Wolff, Steven J.                             8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Hoff, Gardell                                12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Fike, David & Roxane                         12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Woodke, Steven P.                            8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Hoffman, Duart                               12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Baumgartner, Tom A.                          4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
SLIC, a partnership                          8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Fossum, Carol K.                             4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Schauer, Alvin T.                            4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Miller, Ronald F.                            4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Ramberg, Jason B.                            12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Burgard, Gloria                              4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Woodfork, Carol                              8,000                          8,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Saunders, Dan                                12,000                        12,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Link, Lezlie Nicole                          6,000                          6,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Putz, John G.                                4,000                          4,000                            0
-------------------------------------------------------------------------------------------------------------------------------
Kunz, Chad                                  450,000                        450,000                           0
-------------------------------------------------------------------------------------------------------------------------------
Gale, Brian                                 350,000                        350,000                           0
-------------------------------------------------------------------------------------------------------------------------------
Weeks, Burt                                 300,000                        300,000                           0
-------------------------------------------------------------------------------------------------------------------------------
Mees, Calvin                                300,000                        300,000                           0
-------------------------------------------------------------------------------------------------------------------------------
Krickbaum, Romie                             85,000                        85,000                            0
===============================================================================================================================


Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed the registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. There can be no assurance that the selling security holders will sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We anticipate that we will enter into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

================== =============== ===========================================
Name                    Age        Position
------------------ --------------- -------------------------------------------
Lawrence Nieters         46        President, Treasurer and a Director
------------------ --------------- -------------------------------------------
JoEll Nieters            46        Vice President, Secretary and a Director
------------------ --------------- -------------------------------------------
Frances Hedman           77        Director
================== =============== ===========================================

Lawrence Nieters. Mr. Nieters has been our President, Treasurer and one of our directors since 1991. Mr.Nieters performs ultrasound procedures at rural hospitals for cardiologists, pulmonologists, and radiologists. For the past ten years, Mr. Nieters has been responsible for securing and maintaining relationships with our contracted hospitals. Mr. Nieters has also maintained the upkeep of the ultrasound equipment and vehicles, manages accounts, and handles all public relations with physicians and physician groups. Mr. Nieters is not an officer or a director of any reporting company.

JoEll Nieters. Ms. Nieters has been our Vice President, Secretary, and one of our directors since 1991. For the past ten years, Ms. Nieters has been responsible for our day-to-day operations such as invoicing, accounts payable, accounts receivable, payroll, and all aspects of office management. Ms. Nieters is not an officer or a director of any reporting company.

Frances Hedman. Ms. Hedman is one of our founding shareholders and is currently one of our directors. Ms. Hedman is responsible for assisting in the operations of the office such as bookkeeping. For the past five years prior to becoming one of our directors, Ms. Hedman was retired. Ms. Hedman is not an officer or a director of any reporting company.

Lawrence Nieters, our President, Treasurer and one of our directors, is the spouse of JoEll Nieters, our Vice President, Secretary, and one of our directors. Frances Hedman is the mother of JoEll Nieters. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 19, 2001, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class       Name and Address of Beneficial    Amount and Nature of Beneficial  Percent of Class
                        Owner Owner
-----------------  --------------------------------- ---------------------------------- -------------------
Common Stock       Lawrence Nieters                           5,000,000 shares               42.65%
                   3727 Kingston Drive
                   Bismarck, North Dakota 58503

Common Stock       JoEll Nieters                              4,400,000 shares               37.53%
                   3727 Kingston Drive
                   Bismarck, North Dakota 58503

Common Stock       Frances Hedman                              120,000 shares                 1.02%
                   Rt. 1 Box 67
                   Scranton, N.D. 58653

Common Stock                                         All directors and named executive       81.20%
                                                     officers as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Description of Capital Stock. Our authorized capital stock originally consisted of 1,000 shares of no par value common stock. On November 17, 2000, we amended our Articles of Incorporation to authorize 100,000,000 shares of $.001 par value common stock and 50,000,000 shares of $.001 par value preferred stock. As of July 19, 2001, 11,723,000 shares of our common stock are issued and outstanding and no shares of our preferred stock are issued and outstanding.

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert" or our "counsel" was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act
----------------------------------------------------------------------
Liabilities
-----------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Organization Within Last Five Years
-----------------------------------

Not applicable.

Description of Business
-----------------------

Our Background. We were incorporated in North Dakota on January 31, 1991.

Our Business. We are a provider of ultrasound imaging services to physicians and hospitals in western and central North Dakota. Since our inception in 1991, we have become a leading provider of ultrasound services in western and central North Dakota. We believe that our success is the result of the high level of personal service that we provide to our customers as well as our use of the latest ultrasound technology. We currently use the HDI 5000 ultrasound system, which is manufactured by Advanced Technology Laboratories, a subsidiary of Philips Medical Systems. ^ During the next twelve months, we intend to expand our operations into South Dakota, Minnesota, Montana and other areas of North Dakota. We intend to expand into those areas by locating potential customers and attempting to schedule meetings with potential customers to demonstrate our capabilities and the type of services they would receive. Our ability to expand into those areas will depend on our ability to retain qualified personnel and obtain additional ultrasound equipment.

To effectuate our business plan during the next three to six months, we must maintain our current customer base, as well as acquire additional equipment so that we may expand our customer base. We believe that we can lease additional equipment by using the revenues generated from our current operations. We may also require the addition of ultrasound technicians, so that we are able to consistently provide the type of personal service that has been the basis of our appeal to our current customers. We do not intend to obtain additional equipment or hire additional personnel unless and until we have secured new customers. We anticipate that we will initially only offer ultrasound services to new customers rather than expand our product offerings in those new geographic areas.

The Use of Ultrasound Imaging. Medical imaging has been an important element of medical diagnosis since the introduction of X-ray technology. As imaging technology has advanced in recent decades, applications of medical imaging have expanded to address increasingly complex disease states and conditions involving soft tissues and internal body organs. While X-ray technology is the dominant method used for visual analysis of hard tissue, such as bone material, the most widely used imaging methods for visual analysis of soft tissues and organs include computed tomography, magnetic resonance imaging, nuclear medicine, X-ray angiography and ultrasound. Each method of soft tissue imaging requires specialized equipment and has different patterns of use and applications. A physician selects the soft tissue imaging method to be used based on a variety of factors, including:

     o the particular disease state or condition to be studied;

     o the status of the patient;
     o image quality; and
     o the cost of the procedure.

Ultrasound was introduced for medical imaging purposes in the late 1950s as a safe and noninvasive method to provide real-time, dynamic images of most major soft tissues and organs. Initially, physicians used ultrasound imaging to assess the general shape, size and structure of internal soft tissues and organs. Obstetricians were among the first physicians outside of radiologists to adopt widespread use of ultrasound imaging. As advances in technology improved the image quality of ultrasound devices, the use of ultrasound imaging expanded to other clinical applications, including examinations for gynecological abnormalities.

Ultrasound systems use low-power, high frequency sound waves emitted by a transducer to produce soft tissue images. The physician places the transducer on the skin or in a body cavity near the targeted area. Tissues and fluids reflect these sound waves and the transducer detects these reflections. Based on these reflections, the ultrasound system's beamformer organizes the sound waves and produces an image for visual examination, using digital or analog signal processing or a combination of the two. Digital signal processing technology allows an ultrasound device to process with greater signal fidelity. As such, digital ultrasound machines produce higher resolution images than analog and analog/digital ultrasound machines.

Standard ultrasound imaging produces a two-dimensional image that physicians use to diagnose and monitor disease states and conditions by analyzing the relative shading of tissues or organs. This is known as grayscale imaging, or two-dimensional imaging when used in cardiology applications. Power Doppler allows physicians to use ultrasound imaging to detect the presence of blood flow through the body. Color Doppler ultrasound imaging expands standard ultrasound imaging further to enable physicians to image the direction and velocity of blood flow.

Physicians currently use ultrasound imaging in a variety of clinical applications. In addition to obstetric and gynecological applications, ultrasound imaging is increasingly used in cardiac imaging. Ultrasound imaging for cardiac function indications, otherwise known as echocardiography, provides the physician an enhanced real-time image of the internal heart structure, including the valves and chambers. The physician uses this image to diagnose coronary artery disease, valvular disease and congenital heart defects. In vascular medicine, physicians determine the presence of a disease state or condition using color Doppler ultrasound to image blood flow in soft tissues, organs and the vascular system.

Our Ultrasound Services. Physicians utilize ultrasound imaging as an effective tool for the noninvasive visual examination of soft tissue. However, they do not have immediate point-of-care access to high-quality ultrasound imaging due to the cost, size and complexity of existing high-quality ultrasound machines. We provide mobile ultrasound services to these physicians and their hospitals on a referral basis. We currently have eleven clients, which use our services on a regular basis.

Customers are serviced on a scheduled basis. Depending on volume, we schedule services at a certain day or time each week. Occasionally, requests for special visits are accommodated. The ultrasound equipment and supplies are loaded in a van, driven to the hospital, unloaded and set up for testing. The technician performs the tests, loads the equipment and travels to the next location. Later, the test results are printed and delivered to the personnel responsible for patient care. The technician provides patient billing information to the hospitals so that they can bill the payer for the service.

Our Equipment. A key component of our business is our ultrasound equipment. In 1992, we purchased the first color Doppler imaging system available in our area. As a result of the growth of our business, we hired a full time ultrasound technician in 1994. In 1999, we upgraded our equipment to the HDI 5000 Ultrasound System, which is considered the industry's most powerful ultrasound system and is manufactured by Advanced Technologies Laboratories, a subsidiary of Philips Medical Systems.

In July 1997, Advanced Technologies Laboratories introduced its fifth generation digital ultrasound system, the HDI 5000 system, for the premium ultrasound market. The HDI 5000 system is believed to be the world's most powerful ultrasound system, capable of performing over 14 billion operations per second, yet is the same physical size as Advanced Technologies Laboratories' previous premium performance product, the HDI 3000 system. The new system incorporates a new, more powerful digital beamformer incorporating four new ASICs (Application Specific Integrated Circuits) which make possible Advanced Technologies Laboratories' MicroFine Grayscale Imaging that provides more subtle tissue information and significantly reduced dot size. At the heart of the HDI 5000 system is a patented new Doppler processor which employs multi-dimensional broadband flow processing to provide new levels of flow sensitivity for deep and small vessels. The HDI 5000 system uses existing HDI scanheads and also operates with three new high-performance broadband scanheads. The HDI 5000cv model of this new system provides advanced performance for the premium cardiology market. The HDI 5000 system has been selected by NASA for launch on the International Space Station in the year 2001, where the system will be operated by astronauts to diagnose the effects of weightlessness and other characteristics of spaceflight on the human body.

The rapid changes in technology mandate that we replace our equipment every one to two years even though the technology has a useful life of significantly longer. Our strategy of frequent equipment upgrades contrasts with our competitor who retains equipment for a longer period of time. Due to the frequent upgrading strategy and strong market for used equipment, especially overseas, we acquired our equipment under an operating lease with the financing division of Advanced Technologies Laboratories. Our lease agreement expires in July 2004 and requires monthly payment of $4,354 plus sales tax. The lease includes a full service maintenance agreement for the term of the lease. At the end of the lease, we have the option of returning the equipment to Advanced Technologies Laboratories or purchasing the equipment.

Our Target Markets and Marketing Strategy. We believe that our primary target market consists of various clinics and hospitals in North Dakota. We intend to target the hospitals in small or rural areas that are unable to maintain their own in-house ultrasound imaging services. We also intend to target hospitals in regions that we do not currently serve. We believe that our current customers will be a source of referrals. Our marketing strategy will focus on establishing relationships with potential customers using our current customers as referrals as well as attempting to schedule meetings with potential customers to demonstrate our capabilities and the type of services they would receive.

Growth Strategy. Our objective is to become a multi-state provider of ultrasound imaging services accompanied by reliable personal service. Our strategy is to continue providing clients with exceptional personal service and ultrasound imaging services. Key elements of our strategy include:

     o increase our relationships with clinics and hospitals;
     o increase  our  relationships   with  the  providers  of  our  ultrasound
       equipment;
     o provide additional services for businesses and consumers; and
     o pursue relationships with joint venture candidates. We will attempt to establish joint ventures with companies that will support our expansion and business development. For example, a potential joint venture candidate could include a provider of a different type of service often provided to clinics and hospitals.

Our Competition. The existing medical imaging industry in general, and the existing ultrasound market specifically, is very competitive. The primary bases of competition are image quality, price and ease of use. Our primary competitor in our current market area is DMS Medical Imaging, which is located in Fargo, North Dakota. DMS Medical Imaging is much larger than us and is a subsidiary of Ottertail Power Company. DMS Medical Imaging operates with ten to twelve ultrasound systems and services the entire state of North Dakota and a significant portion of Minnesota. DMS Medical Imaging also offers a broader range of services to hospitals and clinics, which provides an advantage in certain situations where the hospital desires the additional service to be included in the contract.

We believe that we possess several advantages over DMS Medical Imaging. The size of our operation allows us to provide timely and consistent services to our customers. We believe that our customers place a significant value on our past performance which has resulted in us retaining our customers for many years without having to lower our prices. In addition, we provide a higher degree of personal service, including the personal delivery of test results to the attending physicians. We believe that this strategy has helped build strong relationships with physicians who use our services.

Another type of competition is the potential for hospitals and clinics to add the capacity for ultrasound services themselves. Larger hospitals have done this and can justify the large investment with the higher volumes. Providing these services requires a large investment in equipment, approximately $180,000 per ultrasound machine, and ultrasound technologists who are in short supply. As a result, unless the hospital or clinic is large, it is unlikely that they would make such an investment. In addition, hospitals in North Dakota have difficulty finding and retaining technologists who are willing to travel to rural areas.

It is common for hospitals, physicians, physician groups, and others in the health care field to form ventures to own and operate medical equipment. We compete with such groups. There are many companies offering general business consulting services. The companies that may compete with us in the future and that currently offer consulting services may be larger and have far greater financial resources than us. Also, if the cost of a particular medical device is reduced and the utilization by physicians increases, more hospitals will be able to afford to acquire their own equipment rather than receive service on a shared basis.

Government Regulation. Various aspects of our current medical business are subject to government regulations at the federal, state and local level. Failure to comply with existing regulations or the enactment of restrictive laws or regulations could impair our operations. While we believe that our operations comply with applicable regulations, we have not sought or received interpretive rulings to that effect. Additionally, we cannot guaranty that subsequent laws, subsequent changes in present laws or interpretations of such laws will not adversely affect our operations.

We may be subject to federal, state and local provisions regulating the discharge of materials into the environment or otherwise for the protection of the environment. We have not spent any funds for compliance with environmental laws. Although our current operations have not been significantly affected by compliance with environmental laws or regulations, federal, state and local governments are becoming increasingly sensitive to environmental issues, and we cannot predict what impact future environmental regulations may have on our operations.

Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties. Our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets, our technology and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that

     o these agreements will not be breached;
     o we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of either our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

Our Research and Development. The high technology ultrasound business is characterized by rapidly evolving technology, resulting in relatively short product life cycles and continuing competitive pressure to develop and market new products and new features for existing products. We are not currently conducting any research and development activities and do not anticipate conducting such activities in the near future. If we generate significant revenues, we may expand our product line by entering into relationships with third parties.

Employees. As of July 19, 2001, we have three full time employees and no part time employees. We do not currently anticipate that we will hire any employees in the next six months. We believe our future success depends in large part upon the continued service of our key senior management personnel and our ability to attract and retain managerial personnel. From time-to-time, we anticipate that we will use the services of independent contractors and consultants to support our expansion and business development.

Facilities. Our executive, administrative and operating offices are located at 3727 Kingston Drive, Bismarck, North Dakota 58503. Lawrence Nieters, our President and a director, currently provides office space to us at no charge. Our shop and storage facilities however are in a separate location in Bismarck, North Dakota.

Management's Discussion and Analysis of Financial Condition and Results of
---------------------------------------------------------------------------
Operations
----------

Summary Financial Information. The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form SB-2 in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our consolidated financial statements and the notes contained elsewhere in this Form SB-2.


================================= ========================== ========================== ========================
Income Statement                       April 30, 2001            October 31, 2000          October 31, 1999
--------------------------------- -------------------------- -------------------------- ------------------------

--------------------------------- -------------------------- -------------------------- ------------------------
Revenue                                             182,815                    408,701                  403,421
--------------------------------- -------------------------- -------------------------- ------------------------
Gross Profit (Loss)                                  26,878                    119,047                  157,396
--------------------------------- -------------------------- -------------------------- ------------------------
Net Income (Loss)                                 (108,246)                   (14,109)                   36,632
--------------------------------- -------------------------- -------------------------- ------------------------
Net Income (Loss) Per Share                          (0.01)                    (0.001)                    0.004
================================= ========================== ========================== ========================


=========================== ========================== =========================
Balance Sheet                    April 30, 2001            October 31, 2000
--------------------------- -------------------------- -------------------------

--------------------------- -------------------------- -------------------------
Total Assets                                  244,679                   221,529
--------------------------- -------------------------- -------------------------
Total Liabilities                              28,920                    43,817
--------------------------- -------------------------- -------------------------
Shareholders' Equity                          215,759                   177,712
=========================== ========================== =========================

For the six months ended April 30, 2001 compared to the six months ended April 30, 2000.

Liquidity and Capital Resources. We had cash of $14,438 as of April 30, 2001. Our total assets were approximately $244,679. Our total current assets were approximately $71,320 as of April 30, 2001. Accounts receivable represents approximately $56,882 of our total current assets. Based on our recent history, we believe that we will collect those receivables in a timely fashion. Therefore, we believe that our available cash is sufficient to pay our day-to-day expenditures.

We sold investments of approximately $94,445 to fund operations during the six months ended April 30, 2001. As of April 30, 2001, we had investments of approximately $36,551. In December 2000, we sold 238,000 shares of our common stock for $0.25 per share. The net proceeds from the sale of those shares were $59,500. Those proceeds were used to provide us with additional working capital.

Our total liabilities were approximately $28,920 as of April 30, 2001. Notes payable represent approximately $22,204 of our total current liabilities. Those notes payable are for the vehicles that we use to transport our ultrasound machine to various locations.


Results of Operations.
----------------------


Revenues. For the six months ended April 30, 2001, we generated revenues of approximately $182,815 compared to revenues of $234,037 for the six months ended April 30, 2000. The decrease in revenues is attributable to a decrease in demand for our services. The decrease in demand was due to the fact that more of our physician customers than usual vacationed during the holiday season. Also, some of our hospital customers were late in paying our bills. We anticipate that our revenues may decrease during future holiday seasons. Our accounts receivable increased from April 30, 2001, due to the failure of some of our accounts to pay us in a timely manner. Our cost of revenues for the six months ended April 30, 2001, was approximately $155,937 compared to cost of revenues of approximately $148,210 for the six months ended April 30, 2000. The increase in the cost of revenues was the result of an increase in the amount paid for equipment leasing. Our gross profit decreased from $85,827 for the six months ended April 30, 2000, to a gross profit of $26,878 for the six months ended April 30, 2001. We believe that this decrease was primarily a result of the decrease in our revenues as well as the increase in our lease payment for our ultrasound equipment.

Operating Expenses. For the six months ended April 30, 2001, our total expenses were approximately $162,493, a significant increase from our total expenses of approximately $93,898 for the six months ended April 30, 2000. The significant increase was due to an increase in consulting fees from $0 for the six months ended April 30, 2000, to $75,468 for the six months ended April 30, 2001. For the six months ended April 30, 2001, we experienced a net loss of $108,246, a significant decrease from our net income of $16,755 for six months ended April 30, 2000. The significant increase in our net loss was due to recognized capital losses on investments and consulting fees.

For the fiscal year ended October 31, 2000 compared to fiscal year ended October
--------------------------------------------------------------------------------
31, 1999.
---------

Liquidity and Capital Resources. We had cash of $3,468 as of October 31, 2000. Our total assets were approximately $221,529. Our total current assets were approximately $56,748 as of October 31, 2000. Accounts receivable represents approximately $53,280 of our total current assets. Based on our recent history, we believe that we will collect those receivables in a timely fashion. Therefore, we believe that our available cash is sufficient to pay our day-to-day expenditures.

Our total liabilities were approximately $43,817 as of October 31, 2000. Notes payable represent approximately $26,126 of our total current liabilities. Those notes payable are for the vehicles that we use to transport our ultrasound machine to various locations.

We lease our ultrasound equipment on a long-term lease. The current lease expires in July 2004 and requires monthly payments of $4,354 plus sales tax. The lease includes a full service maintenance agreement for the term of the lease. At the expiration of the lease, we have the option of returning the equipment to the lessor, renew the lease at the fair market value, or purchase the equipment at fair market value.

At October 31, 2000, future minimum lease payments under this operating lease is as follows:

                2001                    52,248
                2002                    52,248
                2003                    52,248
                2004                    30,248

Results of Operations.

Revenues. For the fiscal year ended October 31, 2000, we generated revenues of approximately $408,701 compared to revenues of $403,321 for the fiscal year ended October 31, 1999. We believe that our revenues have not fluctuated due to our consistent customer base in western and central North Dakota. Therefore, unless we expand our operations, we believe that our revenues will continue at their current levels. Our cost of revenues for the fiscal year ended October 31, 2000, was approximately $289,654 compared to cost of revenues of approximately $245,925 for the fiscal year ended October 31, 1999. The increase in the cost of revenues was the result of an increase in salaries of $37,303, which was primarily due to the payment of a salary to a technician. Our gross profit decreased from $157,396 for the fiscal year ended October 31, 1999 to $119,047 for the fiscal year ended October 31, 2000. We believe that this decrease in gross profit was primarily a result of the increase in salaries as well as the increase in our lease payment for our ultrasound equipment.

Operating Expenses. For the fiscal year ended October 31, 2000, our total expenses were approximately $149,193, a significant increase from our total expenses of approximately $106,982 for the fiscal year ended October 31, 1999. The increase in total expenses was primarily due to an increase in employee benefits. Our employee benefits increased from approximately $11,116 in our fiscal year ended October 31, 1999, to approximately $45,956. The significant increase in employee benefits was due to our adoption of a Simplified Employee Pension Plan as well as an increase in the cost of health insurance for our employees. For the fiscal year ended October 31, 2000, we experienced a net loss of $14,109, which was down from our net income of $36,632 for the fiscal year ended October 31, 1999. We believe that the net loss was the result of the increase in salaries as well as increase in employee benefits.

Our Plan of Operation for the Next Twelve Months. We are a provider of ultrasound imaging services to physicians and hospitals in western and central North Dakota. During the next twelve months, we intend to expand our operations into South Dakota, Minnesota, Montana and other areas of North Dakota. We intend to expand into those areas by locating potential customers and attempting to schedule meetings with potential customers to demonstrate our capabilities and the type of services they would receive. Our ability to expand into those areas will depend on our ability to retain qualified personnel and obtain additional ultrasound equipment.

To effectuate our business plan during the next twelve months, we must maintain our current customer base as well as expand our customer base. We may also require the addition of ultrasound technicians, so that we can consistently provide the type of personal service that has been the basis of our appeal to our current customers. We anticipate that we will use revenues generated to expand our operations as well as the services that we provide. ^

However, we may not be able to expand our operations effectively. Our failure to market and promote our ultrasound imaging services will harm our business and future financial performance. In addition, our ability to expand our business and generate additional revenues is materially dependent on our ability to withstand with the rapid changes in ultrasound technology, which mandate that we replace our equipment every one to two years even though the technology has a significantly longer useful life.

We anticipate that we may need to raise additional capital to expand our operations. We may need enough additional funds to obtain additional equipment or hire additional personnel. We do not anticipate that we will need to obtain those additional funds unless and until we have secured new customers. We have not identified any known sources of funding. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

We are not currently conducting any research and development activities, and do not anticipate conducting such activities in the near future. In the event that we expand our customer base and serve additional geographic areas, then we may need to hire additional employees, specifically ultrasound technicians, as well as purchase or lease additional ultrasound equipment and vehicles which can transport the ultrasound equipment.

Description of Property
-----------------------

Property held by us. As of the dates specified in the following table, we held the following property:


============================= ========================== ======================
         Property                   April 30, 2001           October 31, 2000
----------------------------- -------------------------- ----------------------
Property and Equipment, net          $ 21,491                  $ 29,259
============================= ========================== ======================


The components of property and equipment consist of the following at October 31, 2000:

             Equipment                                              23,973
             Vehicles                                               72,611
                                                                    ------
                                                                    95,647
             Less: Accumulated Depreciation                       (66,388)
                                                                  --------
             Total                                                 $29,259

Depreciation is recorded based on the useful life of the fixed assets. The useful lives of the equipment and vehicles are a five-year life. We leases our ultrasound equipment on a long-term lease. The current lease expires in July 2004 and requires monthly payments of $4,354 plus sales tax. The lease includes a full service maintenance agreement for the term of the lease. At the expiration of the lease, we have the option of returning the equipment to the lessor, renew the lease at the fair market value, or purchase the equipment at fair market value.

At October 31, 2000, future minimum lease payments under this operating lease is as follows:

                2001                    52,248
                2002                    52,248
                2003                    52,248
                2004                    30,248

Total rent expense for the fiscal year ended October 31, 2000 and 1999 is $ 55,382 and $92,489, respectively. There are other leases on month-to-month or short-term leases.

Our Facilities. Our executive, administrative and operating offices are located at 3727 Kingston Drive, Bismarck, North Dakota, 58503. The offices are provided, at no charge, by Lawrence Nieters, our President and a director. We do not have a written lease or sublease agreement and Mr. Nieters does not expect to be paid or reimbursed for providing office facilities. We also lease a 2,400 square foot shop and storage facility located in Bismarck, North Dakota. Our monthly lease payment is $700 and the lease expires in December 2001.

Certain Relationships and Related Transactions
----------------------------------------------

Related Party Transactions. There have been no related party transactions, except for the following:

Lawrence Nieters, our President, Treasurer and one of our directors, currently provides office space to us at no charge.

For the fiscal year ended October 31, 2000, Lawrence Nieters, our President, Treasurer and one of our directors and principal shareholders, was paid $162,500 as compensation for his services. For the fiscal year ended October 31, 2000, JoEll Nieters, our Secretary, Vice President and one of our directors and principal shareholders, was paid $16,000 as compensation for her services. For the fiscal year ended October 31, 1999, Lawrence Nieters, our President, Treasurer and one of our directors and principal shareholders, was paid $162,500 as compensation for his services. For the fiscal year ended October 31, 1999, JoEll Nieters, our Secretary, Vice President and one of our directors and principal shareholders, was paid $16,000 as compensation for her services.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

     o disclosing such transactions in prospectus' where required;
     o disclose in any and all filings with the Securities and Exchange Commission, where required;
     o obtain uninterested directors consent; and
     o obtain shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is sixty-four.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

On November 20, 2000, our Board of Directors authorized a forward split of 10,000 to 1.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers which would result in additional compensation.

=================================== ======= ============= ============= ===================== =====================
Name and Principal Position          Year      Annual      Bonus ($)        Other Annual           All Other
                                             Salary ($)                   Compensation ($)        Compensation
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
Lawrence Nieters - President,
Treasurer                           2001        $176,000      None              None                  None
----------------------------------- ------- ------------- ------------- --------------------- ---------------------
JoEll Nieters - Vice President,
Secretary                           2001         $16,000      None              None                  None
=================================== ======= ============= ============= ===================== =====================


Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Employment Contracts. We anticipate that we will enter into employment contracts with Lawrence Nieters, although we currently do not have plans, agreements, understandings or arrangements at this time.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------
                               DAKOTA IMAGING INC.
                                  BALANCE SHEET
                                 April 30, 2001
                                   (Unaudited)

                                                                           October 31, 2000
                                                                           ----------------
                                     ASSETS
                                     -------                                   (Audited)
                                                                               ---------
Current Assets
     Cash                                                 $      14,438       $      3,468
     Accounts Receivable                                         56,882             53,280
                                                        ----------------   ----------------
       Total Current Assets                                      71,320             56,748

Investments:                                                     36,551            130,996

Fixed Assets:
     Property and Equipment                                      95,647             95,647
     Less: Accum Depreciation                                   (74,156)           (66,388)
                                                        ----------------   ----------------

       Total Fixed Assets                                        21,491             29,259

Other Assets:
     Deferred Consultants Contract                               58,782                  -
     Deferred Tax Benefit                                        56,535              4,526
                                                        ----------------   ----------------
       Total Other Assets                                       115,317              4,526


           TOTAL ASSETS                                   $     244,679       $    221,529
                                                        ================   ================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities
     Margin Loan                                                      -              1,302
     Accrued Payroll Liabilities                                    718              2,452
     Notes Payable                                                6,716             13,937
                                                        ----------------   ----------------
       Total Current Liabilities                                  6,716             17,691
                                                                                         -
Long-Term Liabilities
     Notes Payable                                               22,204             26,126
                                                        ----------------   ----------------
           Total Liabilities                                     28,920             43,817
                                                                      -                  -
     Commitments and Contingencies


STOCKHOLDERS' EQUITY
Preferred Stock
                                                                      -                  -
Common Stock                                                     11,723             10,000
                                                                      -                  -
Additional Paid-in-Capital                                      132,027                  -
Accumulated other comprehensive income(loss)                      1,006            (11,537)
Accumulated Surplus                                              71,003            179,249
                                                        ----------------   ----------------
       Total Stockholders' Equity                               215,759            177,712
                                                        ----------------   ----------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $     244,679       $    221,529
                                                        ================   ================

                               DAKOTA IMAGING INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                              --------------------------------   -----------------------------
                                                    Three Months Ended                 Six Months Ended
                                                        April 30                           April 30
                                              --------------------------------   -----------------------------
                                                  2001             2000              2001            2000
                                              --------------- ----------------   -------------   -------------
Revenues:
--------
      Revenues                                 $     106,935   $      140,085     $   182,815     $   234,037
                                              --------------- ----------------   -------------   -------------

Cost of Revenues
----------------
      Salaries                                        56,139           45,915         123,631         120,518
      Equipment Leasing                               13,845           13,846          32,306          27,692
                                              --------------- ----------------   -------------   -------------

          Gross Profit                                36,951           80,324          26,878          85,827

Expenses:
---------
      Auto Expenses                                    6,123            7,376          10,875          11,772
      Advertising                                      1,109            1,434           1,509           3,143
      Depreciation Expense                             3,884            3,800           7,768           6,290
      Telephone                                          542              824           1,599           1,787
      Consulting                                       9,281                -          75,468               -
      Professional Fees                                  915              555           3,765           2,403
      Rent                                             2,100            1,500           5,454           3,100
      Employee Benefits                                1,500            1,729          25,099          35,216
      Payroll Taxes                                    2,997            3,760           6,511           7,626
      Supplies                                         3,062            1,968           5,839           4,483
      Other Expenses                                   5,366            5,043          18,606          18,078
                                              --------------- ----------------   -------------   -------------
          Total Expenses                              36,879           27,989         162,493          93,898

          Net Income (Loss) from Operations    $          72   $       52,335     $  (135,615)    $    (8,071)

Other Income:
-------------
      Interest Income                                    117              122             216             291
      Capital Gains(Loss) on Investments              (7,500)          14,609         (27,652)         14,609
      Interest Expense                                  (360)            (461)           (958)           (616)
                                              --------------- ----------------   -------------   -------------
          Total Other Income                          (7,743)          14,270         (28,394)         14,284

          Net Income (Loss) Before Tax                (7,671)          66,605        (164,009)          6,213

                                                           -                                -
      Income Tax Benefit (Expense)                     2,608           (9,991)         55,763          10,542
                                              --------------- ----------------   -------------   -------------

          Net Income (Loss)                    $      (5,063)  $       56,614     $  (108,246)    $    16,755
                                              =============== ================   =============   =============

Basic and diluted loss per common share                (0.00)            0.01           (0.01)           0.00
                                              --------------- ----------------   -------------   -------------

Weighted Average number of Common Shares
      used in per share calculations              11,723,000       10,000,000      11,512,106      10,000,000
                                              =============== ================   =============   =============

                              DAKOTA IMAGING, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                ---------------------------------------
                                                                                          Six Months Ended
                                                                                               April 30
                                                                                ---------------------------------------
                                                                                      2001                 2000
                                                                                ------------------  -------------------
Cash Flows from Operating Activities:
-------------------------------------
      Net Loss                                                                   $       (108,246)    $         16,755

      Adjustments to reconcile net loss to net cash
      provided (used) to operating activities:
           Depreciation                                                                     7,768                6,290
           Deferred Tax Benefit                                                           (53,391)                   -
           Capital Gains(Losses) on Investments                                            27,652              (14,609)
           Stock issued for Services                                                       15,468                    -
           Changes in operating assets and liabilities:
             Accounts receivable                                                           (3,602)               1,502
             Accrued Payroll Liabilities                                                   (1,734)              (1,548)
                                                                                ------------------  -------------------
           Total Adjustments                                                               (7,839)              (8,365)
                                                                                ------------------  -------------------
Net Cash (used) in operating activities                                                  (116,085)               8,390


Cash Flows from Investing Activities:
-------------------------------------
      Proceeds from Sale of Investments                                                    80,000
      Purchase of Investments
      Capital Expenditures                                                                      -                    -
                                                                                ------------------  -------------------
Net Cash (used) by investing activities                                                    80,000                    -


Cash Flows from Financing Activities:
-------------------------------------
      Payment on Long-Term Debt                                                           (11,143)              (6,534)
      Margin Loan                                                                          (1,302)                   -
      Long-Term Debt                                                                            -
      Proceeds from issuance of common stock                                               59,500                    -
                                                                                ------------------  -------------------
Net Cash provided by financing activities                                                  47,055               (6,534)
                                                                                ------------------  -------------------
Net Increase (Decrease) in Cash                                                            10,970                1,856

Cash,  beginning of period                                                                  3,468               31,938
                                                                                ------------------  -------------------

Cash,  end of period                                                             $         14,438     $         33,794
                                                                                ==================  ===================


Supplemental cashflow information:
      Cash Paid for interest                                                     $            958     $            616
                                                                                ==================  ===================
      Cash Paid for income taxes                                                 $              -     $              -
                                                                                ==================  ===================
      Stock Issued for services                                                  $        148,500     $              -
                                                                                ==================  ===================

                              Dakota Imaging, Inc.
                              -------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                             April 30, 2001 AND 2000
                             -----------------------
                                   (Unaudited)
                                   -----------

NOTE 1 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 301(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months and six months ended April 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the fiscal years ended October 31, 2001. For further information, the statements should be read in conjunction with the financial statements and notes thereto included in the Company's registration statement on Form SB-2, as amended.

         Shares of common stock issued by the Company for other than cash have been assigned amount equivalent to the fair value of the service or assets received in exchange.

NOTE 2 - OPERATING EXPENSES

         In November 2000, a total of $60,000 was paid for legal and consulting fees associated with the registration statement and Form SB-2. These start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as operating expenses, as incurred.

NOTE 3 - COMMON STOCK

On November 22, 2000, the Company approved the issuance of 1,485,000 shares to five individuals pursuant to a two-year consulting agreement. The Company has valued the shares at $.05 per share and the expense will be recognized over the term of the consulting agreements.

In December of 2000 the Company completed a Private Placement Memorandum (dated December 4, 2000 with 35 Investors. The issue was priced at $.25 per share for a total of 238,000 shares making the total outstanding shares of 11,723,000.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

        The Company, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, the Company is not subject to any legal proceedings or other claims.

                          Audited Financial Statements

                                October 31, 2000













                               Clyde Bailey, P.C.
                           Certified Public Accountant
                            10924 Vance Jackson #404
                            San Antonio, Texas 78230

CLYDE BAILEY P.C.
--------------------------------------------------------------------------------
                                                     Certified Public Accountant
                                                        10924 Vance Jackson #404
                                                        San Antonio, Texas 78230
                                                            (210) 699-1287(ofc.)
                                            (888) 699-1287  (210) 691-2911 (fax)

                                                                         Member:
                                                     American Institute of CPA's
                                                          Texas Society of CPA's



Board of Directors
Dakota Imaging Inc.


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

I have audited the accompanying balance sheet of Dakota Imaging Inc. (Company) as of October 31, 2000 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows for the years then ended October 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 31, 2000 and 1999 and the results of its operations for the years then ended in conformity with generally accepted accounting principles.



                                  Clyde Bailey
                           Certified Public Accountant


San Antonio, Texas
January 12, 2001

                               Dakota Imaging Inc.
                                  Balance Sheet
                             As of October 31, 2000


                                   A S S E T S
                                   -----------

Current Assets
--------------
     Cash                                                           $ 3,468
     Accounts Receivable                                             53,280
                                                          ------------------
            Total Current Assets                                                         56,748

Investments                                                                             130,996
----------
Fixed Assets
------------
     Property and Equipment                                          95,647
     Less: Accumulated Depreciation                                 (66,388)
                                                          ------------------

            Total Fixed Assets                                                           29,259

Other Assets
------------
     Deferred Tax Benefit                                             4,526               4,526
                                                          ------------------


                                                                              ------------------
            Total Assets                                                              $ 221,529
                                                                              ==================

                              L I A B I L I T I E S
                              ---------------------
Current Liabilities
-------------------
     Margin Loan                                                      1,302
     Accrued Payroll Liabilities                                      2,452
     Notes Payable                                                   13,937
                                                          ------------------

            Total Current Liabilities                                                    17,691

Long-Term Liabilities
---------------------
     Notes Payable                                                   26,126              26,126
                                                          ------------------

                                                                              ------------------
            Total Liabilities                                                            43,817

     Commitments and Contingencies                                                            -



                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------
Preferred Stock

Common Stock                                                                             10,000

     Retroactively Restated
Additional Paid-in-Capital                                                                    -
Accumlulated other comprehensive income (loss)                                          (11,537)
Accumulated Surplus                                                                     179,249
                                                                              ------------------

            Total Stockholders' Equity (Deficit)                                        177,712
                                                                              ------------------

            Total Liabilities and Stockholders' Equity                                $ 221,529
                                                                              ==================



The accompanying notes are Integral part of Consolidated Financial Statements.

                               Dakota Imaging Inc.
                             Statement of Operations


                                                       For the Year Ended
Revenues:                                                 October 31
--------                                         -------------------------------
                                                      2000             1999
                                                 ----------------  -------------
      Revenues                                         $ 408,701        403,321
                                                 ----------------  -------------
          Total Revenues                                 408,701        403,321

Cost of Revenues
----------------
      Salaries                                         $ 234,272        196,969
      Equipment Leasing                                   55,382         48,956
                                                 ----------------  -------------
          Gross Profit                                   119,047        157,396

Expenses:
---------
      Auto Expenses                                       21,545         16,412
      Advertising                                          1,501            970
      Depreciation Expense                                13,890          8,945
      Telephone                                            3,533          3,145
      Professional Fees                                    8,273          4,241
      Rent                                                 7,300         10,444
      Employee Benefits                                   45,956         11,116
      Payroll Taxes                                       13,307         14,868
      Supplies                                             7,809         11,308
      Other Expenses                                      26,079         25,533
                                                 ----------------  -------------
                                                               -              -
          Total Expenses                                 149,193        106,982

          Net Income (Loss) from Operations            $ (30,146)      $ 50,414

Other Income:
-------------
      Interest Income                                        454          3,466
      Capital Gains on Investments                        14,609         (7,845)
      Interest Expense                                    (1,516)        (2,938)
                                                 ----------------  -------------

          Total Other Income                              13,547         (7,317)

          Net Income (Loss) Before Tax                   (16,599)        43,097

Provision for Income Taxes:
---------------------------
      Income Tax Benefit (Expense)                         2,490         (6,465)
                                                 ----------------  -------------
          Net Income (Loss)                            $ (14,109)      $ 36,632
                                                 ================  =============


Basic and Diluted Earnings Per Common Share               (0.001)         0.004
                                                 ----------------  -------------
Weighted Average number of Common Shares              10,000,000     10,000,000
                                                 ================  =============
      used in per share calculations  *


      * - Retroactively Restated





The accompanying notes are Integral part of Consolidated Financial Statements.

                               Dakota Imaging Inc.
                        Statement of Stockholders' Equity
                             As of October 31, 2000

                                                                                       Accumulated
                                                                                          Other
                                                               $0.001       Paid-In    Comprehensive   Accumulated     Stockholders'
                                                Shares        Par Value      Capital      Income         Surplus          Equity
                                             --------------- ------------- ----------- -------------- -------------- ---------------
   Balance, November 1, 1998                     10,000,000   $   10,000    $      -    $        -     $   156,726    $     166,726

    Comprehensive Income (Loss):
        Net Income                                                                                          36,632           36,632
        Unrealized Gain (Loss) on securities                                                   709                              709
                                                                                                                      --------------
     Total Comprehensive Income (Loss)                                                                                       37,341

                                             -------------- -------------- ---------- -------------- --------------- ---------------
   Balance October 31, 1999                      10,000,000       10,000           -           709         193,358          204,067

    Comprehensive Income (Loss):
        Net Income                                                                                         (14,109)         (14,109)
        Unrealized Loss on securities                                                      (12,246)                         (12,246)
                                                                                                                     ---------------
     Total Comprehensive Income (Loss)                                                                                      (26,355)
                                             --------------- ------------- ---------- -------------- -------------- ----------------
   Balance October 31, 2000                      10,000,000   $   10,000    $      -       (11,537)        179,249    $     177,712
                                             =============== ============= ========== ============== ============== ================




The accompanying notes are Integral part of Consolidated Financial Statements.

                               Dakota Imaging Inc.
                             Statement of Cash Flows

                                                                         For the Year Ended
                                                                            October 31
                                                                --------------------------------------
Cash Flows from Operating Activities:                                 2000                1999
-------------------------------------                           ------------------  ------------------
Net Income (Loss)                                                 $       (14,109)    $        36,632

Adjustments to reconcile net income (loss) to net cash
provided (used) to operating activities:
      Depreciation /Amortization                                           13,890               8,945
      Accounts Receivable                                                     785                (521)
      Payroll Liabilities                                                     513              (5,944)
      Capital Gains(Losses) on Investments                                (14,609)              7,845
                                                                ------------------  ------------------
      Total Adjustments                                                       579              10,325
                                                                ------------------  ------------------
Net Cash (Used in) Provided from Operating Activities             $       (13,530)    $        46,957

Cash Flows from Investing Activities:

      Proceeds from Sale of Investments                                    80,000              18,161
      Purchase of Investments                                             (67,754)             (7,845)
      Capital Expenitures                                                 (19,000)             (3,630)
                                                                ------------------  ------------------
Net Cash (Used in) Provided from Investing Activities            $         (6,754)    $         6,686
                                                                ------------------  ------------------

Cash Flows from Financing Activities:

      Note Payable                                                        (10,437)            (19,454)
      Paid in Capital                                                           -                   -
                                                                ------------------  ------------------
Net Cash (Used in) Provided from Financing Activities            $        (10,437)    $       (19,454)
                                                                ------------------  ------------------

Net Increase (Decrease) in Cash                                  $        (30,721)    $        34,189

Cash Balance,  Begin Period                                                34,189                   -
                                                                ------------------  ------------------
Cash Balance,  End Period                                        $          3,468     $        34,189
                                                                ==================  ==================

Supplemental Disclosures:
      Cash Paid for interest                                     $          1,515     $         2,938
      Cash Paid for income taxes                                 $              -     $             -






The accompanying notes are Integral part of Consolidated Financial Statements.

                              Dakota Imaging, Inc.
                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies
-----------------------------------------------------

Organization
------------
Dakota Imaging Inc. ("the Company") was incorporated under the laws of the State of North Dakota on January 31, 1991 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of North Dakota. The company has a total of 100,000,000 authorized common shares with a par value of $.001 per share and with 10,000,000 common shares issued and outstanding as of October 31, 2000. The Company has a total of 50,000,000 authorized shares of preferred stock with a par value of $.001 and no shares are outstanding. On November 17, 2000, the Company filed a Certificate of Amendment to the Articles of Incorporation with the North Dakota Corporation Commission to increase the authorized common shares to 100,000,000, authorize 50,000,000 in preferred shares, and change the par value to $.001. These financial statements reflect the changes to the Articles of Incorporation.

Revenue Recognition
-------------------
Revenues and directly related expenses are recognized in the period in which they occur. Revenues and related expenses are recognized from the use of the ultra-sound equipment on patients when the services are rendered at various clinics in the North Dakota area. The billings for the services are billed directly to the clinics that the Company serves.

During 1999, the Company adopted the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. The adoption of SAB 101 did not have a material effect on the Company's business, financial condition, results of operations or cash flows

Federal Income Tax
------------------
The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company has a net operating loss carryover of $6,699 that will expire in 2020.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Method
-----------------
The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

                              Dakota Imaging, Inc.
                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't)
-------------------------------------------------------------

Earnings per Common Share
-------------------------
The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Fair Value of Financial Instruments
-----------------------------------
The carrying value of financial instruments including marketable securities, notes and loans receivables, accounts payable and notes payable approximate their fair values at December 31, 1999.

Long-Lived Assets
-----------------
Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets to be Disposed of " requires, among other things, impairment loss of assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company has not identified any such impairment losses to date.

Comprehensive Income
--------------------
Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Segments of an Enterprise and Related Information
-------------------------------------------------
Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

                              Dakota Imaging, Inc.
                          Notes to Financial Statements


Note 1  -  Summary of Significant Accounting Policies (con't)
-------------------------------------------------------------

Employers' Disclosure about Pensions and Other Postretirement Benefits
----------------------------------------------------------------------
Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits," revises standards for disclosures regarding pensions and other postretirement benefits. It also requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. This statement does not change the measurement or recognition of the pension and other postretirement plans. The financial statements are unaffected by implementation of this new standard. For the year ended October 31, 2000 and 1999, the Company contributed $33,488 and $32,354 to the employees Simplified Employee Pension Plans (SEPP). The Company is not required to match any portion of this amount and there is no un-funded liability.

Accounting for Derivative Instruments and Hedging Activities
------------------------------------------------------------

Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for sale security, or a foreign-currency-denominated forecasted transaction. Because the Company has no derivatives, this accounting pronouncement has no effect on the Company's financial statements

Note 2 - Fixed Assets
---------------------

The Company's fixed assets consists of the following at October 31, 2000:

              Equipment                                              23,973
              Vehicles                                               72,611
                                                               ------------
                                                                     95,647
              Less: Accumulated Depreciation                        (66,388)
                                                               ------------
              Total                                            $    29,259
                                                               ============

Depreciation is recorded based on the useful life of the fixed assets. The useful lives of the equipment and vehicles is a five-year life.

                              Dakota Imaging, Inc.
                          Notes to Financial Statements

Note 3  -  Common Stock
------------------------

In 1991, a total of 1,000 shares of stock were issued for assets and founder services to the founders of the Company. On November 20, 2000, the Company approved a 1000/1 forward split of the common shares making the total shares outstanding as 10,000,000 as of November 20, 2000. These financial statements reflect this forward reverse and have been retroactively restated.


Note 4 - Comprehensive  Income
-------------------------------

The carrying amounts of marketable securities as shown in the accompanying balance sheet and their approximate market values at October 31, 2000 are as follows:


                                         Gross         Gross
                                       Unrealized    Unrealized     Market
                           Cost          Gains         Losses       Value
                      -------------  -------------  -----------   ----------

Available for sale:
        Mutual Funds   $    135,766    $        -    $    6,113   $  130,956
 Securities                   7,500             -         7,460           40
                      -------------  -------------  -----------   ----------
                       $    143,266    $        -    $   13,573   $  130,996



Sales of available for sale securities were $80,000 and $ 18,161 for the years ended October 31, 2000 and 1999, respectively. These sales resulted in a $14,609 gain in the year ended October 31, 2000 and a loss of $7,845 in the year ended October 31, 1999. The market value as of October 31, 2000 was derived at by using the market values of the mutual funds as of October 31, 2000.

Unrealized gains and losses on securities available for sale at October 31, 2000 are shown net of income taxes as a component of stockholders' equity.

Note 5 - Operating Leases
-------------------------

The Company leases its Ultrasound equipment on a long-term lease. The current lease expires in July 2004 and requires monthly payments of $4,354 plus sales tax. The lease includes a full service maintenance agreement for the term of the lease. At the expiration of the lease, the Company has the option of returning the equipment to the lessor, renew the lease at the fair market value, or purchasing the equipment at fair market value. The lease is for a total of five years and the Company believe the economic useful life of the asset is longer than the lease,

At October 31, 2000, future minimum lease payments under this operating lease is as follows:

                  2001                     $   52,248
                  2002                         52,248
                  2003                         52,248
                  2004                         30,248

Total rent expense for the fiscal year ended October 31, 2000 and 1999 is $ 55,382 and $48,956, respectively. There are other leases on month-to-month or short-term leases.

                              Dakota Imaging, Inc.
                          Notes to Financial Statements


Note 6 - Long Term Debt
-----------------------
The Company had the following debt obligations at October 31, 2000:


     GMAC- North Dakota                                               $    7,527
     Loan  on  '97  Astro  Van  originally   dated
     December 20, 1996. The note calls for an interest rate of 3.9% with monthly payments of interest and principle of $515.24 maturing on January 4, 2002.

     GMAC- North Dakota                                                   27,966
     Loan on '00 Chev Flletside Truck originally dated on March 18, 2000. The Company is using as interest rate of 12% with monthly payments of interest and principle of $555.44 and maturing on March 18, 2003 with a ballon payment of $18,903 due at maturity.

         GMAC- North Dakota                                                4,570
         Loan on '98  Chev  Venture  originally  assumed  by the
         Company  in May 2000.  The note  calls for an  interest
         rate of .9%  with  monthly  payments  of  interest  and
         principle of $417.26 maturing in September, 2001.
                                                                     -----------
                             Total Long-Term Debt                         40,063

                               Less current maturities                  (13,537)
                                                                     -----------
                             Notes Payable-Long Term                 $    26,126
                                                                     ===========

                              Dakota Imaging, Inc.
                          Notes to Financial Statements


Note 7 - Economic Dependency
----------------------------

The Company has contracts with eight customers located in Western and Central North Dakota. Four or five of the customers represent over 10% of the Company's gross revenue, but management is confident that the current revenue will be maintained from these customers due the long-term business relationships that have been derived from them.



Note 8  -  Related Parties
--------------------------

The Organization had significant related party transactions and/or relationships with the following individuals or entities in 2000 and 1999.

         Lawrence Nieters - President and Major Shareholder - Salary of $162,500 JoEll Nieters - Secretary and Major Shareholder - Salary of $16,000

The Company is provided office space by these related parties and the Company has included $200 per month in the salary of the President to defray any costs associated with the office space.


Note 9  -  Subsequent Events
----------------------------


On November 22, 2000, the Company approved the issuance of 1,485,000 shares to five individuals pursuant to a two-year consulting agreement. The Company has valued the shares at $.05 per share and the expense will be recognized over the term of the consulting agreements. The shares were valued at $.05 because the consultants had agreed to receive common stock in lieu of cash at a time before the Company had started the Private Placement Memorandum. The shares were for services extended by the consultants over a six month period and the value of the shares had been agreed upon when the consultants began their duties.


In December of 2000 the Company completed a Private Placement Memorandum (dated December 4, 2000 with 35 Investors. The issue was priced at $.25 per share for a total of 238,000 shares making the total outstanding shares of 11,723,000.

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial
-------------------------------------------------------------------------
Disclosure
----------

In November 2000, our Board of Directors appointed Clyde Bailey, P.C., independent accountants, to audit our financials statements for the fiscal years ended October 31, 1999 and 2000. Prior to our appointment of Clyde Bailey, P.C., as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by the law firm of Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the fiscal year ended October 31, 2000 appearing in this prospectus which is part of a registration statement have been audited by Clyde Bailey, P.C., and are included in reliance upon such reports given upon the authority of Clyde Bailey, P.C., as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification of Directors and Officers
-----------------------------------------

Article V of our Bylaws provides, among other things, that our officers or directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability

     o for any breach of such director's duty of loyalty to us or our security holders;
     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o for unlawful payments of dividends or unlawful stock purchase or redemption by the corporation; or
     o for any transaction from which such officer or director derived any improper personal benefit.

Accordingly, our officers or directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

======================================= ===================== ===============
Registration Fees                       Approximately                $113.72
--------------------------------------- --------------------- ---------------
Transfer Agent Fees                     Approximately                $645.00
--------------------------------------- --------------------- ---------------
Costs of Printing and Engraving         Approximately                $500.00
--------------------------------------- --------------------- ---------------
Legal Fees                              Approximately             $10,000.00
--------------------------------------- --------------------- ---------------
Accounting Fees                         Approximately              $2,500.00
======================================= ===================== ===============

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In December 2000, we issued 238,000 shares of our common stock for $0.25 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $59,500.

On November 22, 2000, we issued 1,485,000 shares of our common stock to Chad Kunz, Brian Gale, Burt Weeks, Calvin Mees and Romie Krickbaum, in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. The shares were issued pursuant to consulting agreements.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.            Underwriting Agreement (not applicable)

3.1           Articles of Incorporation*
              (Charter Document)

3.2           Certificate of Amendment to Articles of Incorporation*
              (Charter Document)

3.3           Bylaws*

5.            Opinion Re: Legality*

8.            Opinion Re: Tax Matters (not applicable)

10.1          Consulting Agreement with Brian Gale*

10.2          Consulting Agreement with Romie Krickbaum*

10.3          Consulting Agreement with Chad Kunz*

10.4          Consulting Agreement with Calvin Mees*

10.5          Consulting Agreement with Burt Weeks*

10.6          Lease for Ultrasound Equipment**

11.           Statement Re: Computation of Per Share Earnings***

15.           Letter on unaudited interim financial information (not applicable)

23.1          Consent of Auditors

23.2          Consent of Counsel****

24. Power of Attorney is included on the Signature Page of the Registration Statement

* Previously filed in Registration Statement on Form SB-2 which was filed on February 23, 2001.
** Previously filed in Registration Statement on Form SB-2 Amendment No.1, which was filed on May 9, 2001.
***   Included in Financial Statements
****  Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on July 19, 2001.

                                  Dakota Imaging, Inc.,
                                  a North Dakota corporation


                                  By:      /s/Lawrence Nieters
                                           -----------------------------------
                                           Lawrence Nieters
                                  Its:     President, Treasurer, Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/Lawrence Nieters                                     July 19, 2001
------------------------------------
Lawrence Nieters
President, Treasurer, Director


/s/JoEll Nieters                                        July 19, 2001
------------------------------------
JoEll Nieters
Vice President, Secretary, Director


/s/Frances Hedman                                       July 19, 2001
------------------------------------
Frances Hedman
Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Lawrence Nieters with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Dakota Imaging, Inc.


/s/Lawrence Nieters                               July 19, 2001
------------------------------------
Lawrence Nieters
President, Treasurer, Director


/s/JoEll Nieters                                  July 19, 2001
------------------------------------
JoEll Nieters
Vice President, Secretary, Director


/s/Frances Hedman                                 July 19, 2001
------------------------------------
Frances Hedman
Director